February 2, 2009

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission

Mail Stop 11-3

100 F Street, NW

Washington, DC  20549

Dear Sirs/Madams:

We have read Item 4.01 Changes in Registrant’s Certifying Accountant of Wind Works Power Corp.’s Form 8-K to be dated February 2, 2010 and have the following comment:

We agree with all of the statements regarding our firm in the Form 8-K.

Yours truly,

Cinnamon Jang Willoughby & Company

/s/ “Cinnamon Jang Willoughby & Company”

Chartered Accountants